Exhibit 12.1

Telecom Argentina STET-France Telecom S.A.

Computation of Ratio of Earnings to Fixed Charges/Deficiency

In the Coverage of Fixed Charges by Earnings Before Fixed Charges (in Argentine GAAP)

	As of and for fiscal year ended						As of and for the nine months ended
	September 1998	September 1999	December 2000	December 2001	December 2002		September 2002		September 2003
	(in millions of Argentine constant pesos, except for the ratio)
A—Earnings
Pretax income (loss)	1,250	1,143	599	216	(5,650)		(6,130)		790
Fixed charges	472	565	682	702	939		720		459
Amortization of capitalized interest	48	53	64	56	91		65		71
Distributed income from equity investments	0	0	0	0	0		0		0
Less:
Capitalized interest	(65)	(104)	(129)	(103)	(66)		(66)		(6)

	1,705	1,657	1,216	871	(4,686)		(5,411)		1,314

B—Fixed charges
Interest expenses	374	438	515	560	846		633		441	(1)
Capitalized interest	65	104	129	103	66		66		6
Estimate of the interest within rental expense	33	23	38	39	27		21		12
Preference security dividend	0	0	0	0	0		0		0

	472	565	682	702	939		720		459

Ratio (A/B)	3.6	2.9	1.8	1.2	(5.0	)(2)	(7.5	)(2)	2.9
Deficiency					5,625		6,131

(1)	Includes P$49 million related to the repurchase of debt.
(2)	The ratios related to the year ended December 31, 2002 and to the nine-month period ended September 30, 2002 indicate less than one-to-one coverage. Consequently, earnings for these periods are inadequate to cover fixed charges. A total amount of earnings of P$5,625 million and P$6,131 million is required to attain a ratio of one-to-one determined under Argentine GAAP for the year ended December 31, 2002 and the nine-month period ended September 30, 2002, respectively.

Computation of Ratio of Earnings to Fixed Charges/Deficiency

In the Coverage of Fixed Charges by Earnings Before Fixed Charges (in U.S. GAAP)

	As of and for fiscal year ended							As of and for the nine months ended
	September 1998	September 1999	December 2000	December 2001		December 2002		September 2002		September 2003
	(in millions of Argentine constant pesos, except for the ratio)
A—Earnings
Pretax income (loss)	1,263	1,241	550	(3,307)		(2,865)		(3,284)		936
Fixed charges	472	565	682	702		939		720		459
Amortization of capitalized interest	48	53	64	56		91		65		71
Distributed income from equity investments	0	0	0	0		0		0		0
Less:
Capitalized interest	(65)	(104)	(129)	(103)		(66)		(66)		(6)

	1,718	1,755	1,167	(2,652)		(1,901)		(2,565)		1,460

B—Fixed charges
Interest expenses	374	438	515	560		846		633		441	(1)
Capitalized interest	65	104	129	103		66		66		6
Estimate of the interest within rental expense	33	23	38	39		27		21		12
Preference security dividend	0	0	0	0		0		0		0

	472	565	682	702		939		720		459

Ratio (A/B)	3.6	3.1	1.7	(3.8	)(2)	(2.0	)(2)	(3.6	)(2)	3.2
Deficiency				3,354		2,840		3,285

(1)	Includes P$49 million related to the repurchase of debt.
(2)	The ratios related to the years ended December 31, 2002 and 2001 and to the nine-month period ended September 30, 2002 indicate less than one-to-one coverage. Consequently, earnings for these periods are inadequate to cover fixed charges. A total amount of earnings of P$2,840 million, P$3,354 million and P$3,285 million is required to attain a ratio of one-to-one determined under US GAAP for the years ended December 31, 2002 and 2001 and the nine-month period ended September 30, 2002, respectively.